Exhibit 10.7

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY OTHER APPLICABLE SECURITIES LAWS. IT MAY NOT BE SOLD OR OTHERWISE TRANSFERRED UNDER CIRCUMSTANCES THAT WOULD RESULT IN A VIOLATION OF THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933 OR SUCH OTHER LAWS.

TiVo Product Holdco LLC

FORM OF SENIOR UNSECURED PROMISSORY NOTE

US$50,000,000	July 1, 2022

For value received, TiVo Product Holdco LLC (the “Issuer”) hereby unconditionally promises to pay to the holders listed on Annex A (together with any permitted assigns hereunder, the “Holders”) the aggregate principal amount of $50,000,000 (as may be reduced from time to time pursuant to the terms of Article 8 of the Purchase Agreement, the “Principal Amount”) together with all accrued interest thereon calculated from the Effective Date in accordance with the provisions of this promissory note (this “Note”).

This Note was issued pursuant to that certain Stock Purchase Agreement, dated as of July 1, 2022 (as amended, restated, amended and restated, supplemented, replaced or otherwise modified from time to time, the “Purchase Agreement”), by and among Xperi Holding Corporation, TiVo Product Holdco LLC, Vewd Software Holdings Limited (the “Company”), Shareholder Representative Services LLC, a Colorado limited liability company, and securityholders of the Company. These Notes are the “Promissory Notes” referred to in the Purchase Agreement.

1.    Definitions. Capitalized terms used herein shall have the meanings set forth below and any capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement:

“Allocation Date” means the date that is 3 Business Days after the Determination Date.

“Alternative Facility” means, to the extent that any Obligor borrows money or guarantees obligations under any credit facility or bonds, debentures, notes or similar instruments on or after the Qualifying Spin-off Transaction Date, any such facility or instrument.

“Alternative Interest Rate” means, as of any date of determination, to the extent that any Obligor borrows money or guarantees obligations under any Alternative Facility on a secured basis, the highest interest rate payable under any such Alternative Facility as of such date as agreed by the Principal Holder and the Issuer.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230, as amended or modified from time to time.

“Change of Control” means the occurrence of one or more of the following events: (a) prior to a Qualifying Spin-off Transaction, (i) the Issuer Parent ceases to own beneficially, directly or indirectly, in the aggregate, at least 50% of the aggregate ordinary voting power and equity interests representing at least a majority of the aggregate ordinary voting power represented by the issued and outstanding equity interests of any of the Issuer, the Company or Vewd AS, (ii) the Issuer Parent fails to have the ability to elect (either through share ownership or contractual voting or proxy rights) a majority of the board of directors (or comparable management body) of any of the Issuer, the Company or Vewd AS or (iii) there shall have occurred under the Senior Credit Facility any “Change in Control” (as defined in the Senior Credit Facility as in effect on the date hereof); provided that in any case a Qualifying Spin-off Transaction shall not constitute a Change of Control hereunder, and (b) after a Qualifying Spin-off Transaction, (i) the Ultimate Parent of any of the Issuer, the Company or Vewd AS ceases to own beneficially, directly or indirectly, in the aggregate, at least 50% of the aggregate ordinary voting power and equity interests representing at least a majority of the aggregate ordinary voting power represented by the issued and outstanding equity interests of any of the Issuer, the Company or Vewd AS, as applicable, (ii) the Ultimate Parent of the Issuer, the Company or Vewd AS fails to have the ability to elect (either through share ownership or contractual voting or proxy rights) a majority of the board of directors (or comparable management body) of any of the Issuer, the Company or Vewd AS, as applicable, or (iii) there shall have occurred under any Alternative Facility in effect at any time on or after the Qualifying Spin-off Transaction Date or any other document evidencing Indebtedness of the Ultimate Parent of the Issuer, the Company or Vewd AS with an outstanding principal amount in excess of $200,000,000 any “change in control” or similar provision (as set forth in the Alternative Facility or such other documentation), and in each case the new Ultimate Parent of the Issuer, the Company or Vewd AS, as applicable, fails to deliver a replacement guaranty in substantially the same form, and on the same terms and conditions, as the Guaranty pursuant to which the new Ultimate Parent guarantees the obligations of the Issuer hereunder (it being understood and agreed that the Ultimate Parent shall have a credit rating no worse than Ba3 (by Standard & Poor’s Ratings Services) and BB- (by Moody’s Investors Service, Inc.), respectively).

“Control” has the meaning set forth in the definition of “Affiliate” in the Purchase Agreement.

“Declined Proceeds” has the meaning set forth in the Senior Credit Facility in effect as of the Effective Date.

“Determination Date” is the date on which the cash in the purchase price adjustment escrow is released pursuant to Section 2.6(f) of the Purchase Agreement.

“Disposition” or “Dispose” means, in respect of a Person, the sale, transfer, license, lease or other disposition (including any sale leaseback transaction and any sale or issuance of equity interests in a Subsidiary) of any property by such Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Effective Date” means the date on which the conditions specified in Section 8 are satisfied (or waived in accordance with Section 16).

“Event of Default” has the meaning set forth in Section 11.

“First Interest Payment Date” means the date that is 6 Business Days after the Determination Date.

“Guarantors” has the meaning set forth in the Guaranty.

“Guaranty” means that certain Guaranty dated as of July 1, 2022 by and among the Guarantors guaranteeing the obligations of the Issuer hereunder.

“Holder Percentage” means, as to any Holder, the percentage assigned to such Holder on Annex A, such percentage as updated from time to time to reflect assignments and payments hereunder.

“Interest Rate” means 6.00% per annum; provided that if a Qualifying Spin-off Transaction occurs, the Interest Rate shall be, from (and including) the Qualifying Spin-off Transaction Date, the greater of (a) 6.00% and (b) the sum of (i) the Alternative Interest Rate plus (ii) 2.00%.

“Issuer Parent” means, with respect to the Issuer at any time, the Ultimate Parent thereof at such time (which Person, as of the Effective Date, is Xperi).

“Knowledge” means the actual knowledge, after due inquiry, of a Responsible Officer of the Company.

“Lien” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge in the nature of a security interest or security interest in, on or of such asset.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Obligors taken as a whole, (b) a material impairment of the rights and remedies of the Required Holders under this Note or the Guaranty, or (c) a material adverse effect upon the legality, validity, binding effect or enforceability of this Note or the Guaranty.

“Maturity Date” has the meaning set forth in Section 2.

“Net Proceeds” has the meaning set forth in the Senior Credit Facility in effect as of the Effective Date.

“Obligor” means the Issuer and each Guarantor.

“Ordinary Holders” means the holders of the Ordinary Shares.

“Parent” means, with respect to a Person at any time, another Person that directly or indirectly through one or more intermediaries Controls such Person at such time.

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended or modified from time to time.

“Permitted Indebtedness” means, at any time, Relevant Indebtedness permitted to be incurred under Section 6.01 of the Senior Credit Facility in effect as of the Effective Date; provided that if a Qualifying Spin-off Transaction occurs, “Permitted Indebtedness” shall mean either (i) Relevant Indebtedness permitted to be incurred under the terms of any Alternative Facility in effect as of the Qualifying Spin-Off Transaction Date or (ii) if there is no Alternative Facility as of such date, then Indebtedness not to exceed the aggregate principal amount of $250,000,000.

“Preferred Holders” means the holders of the Preference Shares.

“Prepayment Event” means any event described in clause (a) or clause (b) of the definition of the term “Prepayment Event” set forth in the Senior Credit Facility in effect as of the Effective Date.

“Principal Holder” means North Haven Credit Partners II, L.P.

“Qualifying Spin-off Transaction” means a distribution or other Disposition, in a single transaction or series of related transactions, by the Issuer Parent or any of its Subsidiaries of all or substantially all of its product business division (including the Company); provided (a) that if, immediately following such distribution or other Disposition, the Issuer Parent has no Obligations (as defined in the Senior Credit Facility) under the Senior Credit Facility, for the purposes hereof no Qualifying Spin-off Transaction shall be deemed to have occurred; (b) that a Qualifying Spin-Off Transaction shall occur only if, at the time of closing of such distribution or other Disposition, this Note is guaranteed by the Ultimate Parent of the Issuer immediately following such time of closing and any guarantors under any Alternative Facility entered into by the Ultimate Parent of the Issuer (or the Ultimate Parent’s Subsidiaries) in connection with such distribution or other Disposition, and (if there is no Alternative Facility or otherwise) such other Subsidiaries of such Ultimate Parent as may be agreed between the Issuer and the Required Holders, pursuant to an amended and restated Guaranty in form and substance satisfactory to the Required Holders; (c) that each Person that is a Guarantor under such amended and restated Guaranty shall make the representations and warranties set forth herein in Section 7 to the Holders of this Note as of the time of closing of such distribution or other Disposition; (d) as of the time of closing of such distribution or other Disposition, no Event of Default, or any event which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default, shall have occurred and be continuing; (e) an Officer’s Certificate shall be provided by a Responsible Officer of each Person that is a Guarantor under such amended and restated Guaranty, in form and substance reasonably acceptable to the Required Holders, confirming compliance with the conditions set forth in clauses (c) and (d) of this definition as of the date of closing of such distribution or other Disposition; (f) the Holders of this Note shall have received a favorable written opinion (addressed to each Holder and dated as of the date of closing of such distribution or other Disposition) of counsel for the Issuer, in substantially the same form and substance as the written opinion provided pursuant to Section 9(f) and (g) the Holders of this Note shall have received a copy of any Alternative Facility entered into or to be entered into in connection with such distribution or other Disposition and such other documents as the Required Holders may reasonably request in connection with such distribution or other Disposition.

“Qualifying Spin-off Transaction Date” means the date upon which a Qualifying Spin-off Transaction occurs.

“Relevant Indebtedness” means “Indebtedness” as defined in the Senior Credit Facility in effect as of the Effective Date; provided that if a Qualifying Spin-off Transaction occurs, “Relevant Indebtedness” shall mean “Indebtedness” as defined in any Alternative Facility or the equivalent definition thereof in such Alternative Facility; provided, further, that if the Issuer does not enter into an Alternative Facility as of the Qualifying Spin-off Transaction Date, then “Relevant Indebtedness” shall continue to have the same definition as “Indebtedness” under the Senior Credit Facility in effect as of the Qualifying Spin-off Transaction Date.

“Required Holders” means, until the Allocation Date, the Principal Holder, and thereafter at any time (i) the Holders holding an outstanding Principal Amount under this Note at such time whose aggregate Holder Percentage represents at least 50% of the total outstanding Principal Amount under this Note at such time; and (ii) the Principal Holder, as long as the Principal Holder holds at least 33% of the outstanding Principal Amount under this Note; provided that for the purpose of determining the Required Holders needed for any waiver, amendment, modification or consent of or under this Note or the Guaranty, any Holder that is the Issuer or an Affiliate of the Issuer shall be disregarded.

“Responsible Officer” means, in respect of a Person, the president or other executive officer of such Person, or otherwise the chief financial officer, principal accounting officer or treasurer for such Person.

“Senior Credit Facility” means that certain Credit Agreement dated as of June 1, 2020 by and among, inter alios, Xperi Holding Corporation, the lenders party thereto and Bank of America, N.A. as Administrative Agent and Collateral Agent as amended by Amendment No. 1 to Credit Agreement dated as of June 8, 2021 (unless otherwise stated, as in effect as of the Effective Date).

“Shortfall Amount” means the absolute value of the difference, if any, between (i) $12,800,000 and (ii) the aggregate amount of: (A) any Closing Cash received by the Preferred Holders and (B) any cash from the purchase price adjustment escrow under Section 2.6(f) of the Purchase Agreement received by the Preferred Holders.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any related penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under this Note.

“Ultimate Parent” means, with respect to a Person at any time, a Parent of such Person that is not a Subsidiary of any Parent of such Person.

“US Withholding Tax Form” means whichever of the following is relevant (including in each case any successor form): (a) IRS Form W-8BEN or W-8BEN-E, (b) IRS Form W-8IMY (with appropriate attachments), (c) IRS Form W-8ECI, (d) IRS Form W-8EXP, (e) IRS Form W-9, (f) in the case of a Holder relying on the so-called “portfolio interest exemption,” IRS Form W-8BEN or W-8BEN-E and a certificate to the effect that such Holder is not (1) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the relevant Obligor within the meaning of section 881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code, or (g) any other IRS form by which a person may claim complete exemption from, or reduction in the rate of, withholding (including backup withholding) of United States federal income tax on interest and other payments to that person.

“Vewd AS” means Vewd Software AS.

“Xperi” means Xperi Holding Corporation.

2.    Maturity. Without prejudice to Section 5 hereof, the outstanding Principal Amount on this Note, all unpaid interest accrued hereunder and all other amounts payable hereunder shall be due and payable in full by the Issuer on July 1, 2025 (the “Maturity Date”) or on such earlier date following the occurrence of an Event of Default as provided in Section 11 hereof.

3.    Interest.

(a)    Interest Rate. Except as provided in Section 2(d), interest shall accrue daily at the Interest Rate on the outstanding principal balance of this Note commencing on (and including) the Effective Date to (and excluding) the date on which the Principal Amount of this Note is paid in full, whether at maturity, upon acceleration, by prepayment, or otherwise.

(b)    Computation of Interest. Interest shall be computed hereunder on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed. Interest shall be payable to each Holder pro rata in accordance with its Holder Percentage.

(c)    Interest Payment Dates. The first date on which interest shall be paid to Holders shall be the First Interest Payment Date, and thereafter interest shall be paid on a quarterly basis commencing on the quarter that is the first calendar quarter from the Closing Date falling after such First Interest Payment Date, and then no later than the fifth (5th) day after each calendar quarter thereafter (each such due date, an “Interest Payment Date”), on the unpaid Principal Amount of this Note (each such amount due, an “Interest Payment”).

(d)    Default Interest. Notwithstanding the foregoing, if any principal of or interest on any Note or other amount payable by the Issuer hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise (or if an Event of Default under Section 11(a) or (b) has occurred and is continuing, such overdue amount shall bear interest at the Interest Rate plus 2.00% per annum from the date of such non-payment until such amount is paid in full.

(e)    Interest Rate Limitation. Under no circumstances shall the rate of interest chargeable under this Note be in excess of the maximum amount permitted by applicable Laws. If at any time the interest rate chargeable under this Note shall exceed the maximum rate of interest permitted under applicable Laws, such interest rate shall be reduced automatically to the maximum rate permitted.

4.    Unsecured Obligation. This Note represents a senior unsecured obligation of the Issuer and will not be subordinate to any other debt of the Issuer now existing or hereafter incurred. Notwithstanding the foregoing, this Note shall rank pari passu with all other senior unsecured obligations of the Issuer and any guarantors thereof with respect to right of payment and priority.

5.    Prepayment.

(a)    Optional Prepayment. At any time, the Issuer may, on any one or more occasions, prepay before the Maturity Date all or any portion of the unpaid Principal Amount of this Note without premium or penalty, upon a prepayment notice given by the Issuer to the Holders as provided in Section 5(b) hereof (a “Prepayment Notice”), at a prepayment price (a “Prepayment Price”) equal to:

(i)     100% of the Principal Amount of this Note prepaid, plus

(ii)     accrued and unpaid interest, if any, to, but excluding, the applicable prepayment date (a “Prepayment Date”), provided that nothing in this Section 5(a) shall affect the rights of the Holders to receive interest due on an Interest Payment Date that is prior to the applicable Prepayment Date.

(b)    Prepayment Notice. The Issuer will provide a Prepayment Notice to each Holder to which a Principal Amount outstanding under this Note is to be prepaid, in accordance with the notice requirements set forth in Section 10.2 of the Purchase Agreement.

The Prepayment Notice shall identify this Note and shall state:

(i)     the Prepayment Date;

(ii)     the Prepayment Price;

(iii)     if the Note is being prepaid in part, the portion of the Principal Amount to be prepaid;

(iv)     the paragraph and or section of this Note pursuant to which such prepayment is being made; and

(v)     if such notice is conditioned upon the effectiveness of a refinancing to repay this Note, in which case such notice may be revoked by the Issuer (by notice to each Holder on or prior to the specified effective date) if such condition is not satisfied.

(c)     Prepayment upon a Change of Control. Notwithstanding anything to the contrary contained herein (including, without limitation, Section 5(a) above), the Issuer shall, in connection with a Change of Control, prepay to each Holder in cash, on or promptly (and in any event not later than five (5) Business Days following) the date of such Change of Control:

(i)     100% of the Principal Amount of this Note prepaid, plus

(ii)     accrued and unpaid interest, if any, to, but excluding, the date on which prepayment under this Section 5(c) is made, provided that nothing in this Section 5(c) shall affect the rights of the Holders to receive interest due on an Interest Payment Date that is on or prior to the applicable Prepayment Date.

(d)    Prepayment upon an Asset Sale.

(i)    In the event and on each occasion that any Net Proceeds are received by an Obligor in respect of any Prepayment Event where such event occurs prior to the occurrence of a Qualifying Spin-off Transaction, the Issuer shall, to the extent any such Net Proceeds become Declined Proceeds pursuant to Section 2.08(e) of the Senior Credit Facility in effect as of the Effective Date, prepay to each Holder in cash, on or promptly (and in any event not later than five (5) Business Days) following the date such Net Proceeds become Declined Proceeds, the amount of such Declined Proceeds, which shall be allocated among the Holders in proportion, as nearly as possible, to the Holder Percentage of each Holder as of the time of such prepayment.

(ii)    In the event and on each occasion that any cash proceeds are received by any Obligor after the occurrence of a Qualifying Spin-off Transaction, following a disposition of any asset of such Obligor (for any individual transaction or series of related transactions) or any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any asset of such Obligor resulting in net proceeds of more than $100,000,000, to the extent that such proceeds are not required to be applied to prepay any Indebtedness under any Alternative Facility under the terms thereof (if any), or are not reinvested within (1) 360 days of the date of receipt of such proceeds or (2) if any Obligor enters into a legally binding commitment to reinvest such proceeds within six (6) months following receipt thereof, within the earlier of six months following the date of such legally binding commitment is entered into and the date on which such legally binding commitment terminates or is abandoned without the consummation of the reinvestment contemplated thereby, the Issuer shall prepay to each Holder the amount of proceeds not so applied or reinvested in cash on or before the date falling one year after the date such proceeds were received by such Obligor (to the extent such date is prior to the Maturity Date) which shall be allocated among the Holders in proportion, as nearly as possible, to the Holder Percentage of each Holder as of the time of such prepayment.

(e)    Effect of Prepayment Notice. Once a Prepayment Notice is sent in accordance with Section 5(b), the Principal Amount of this Note called for prepayment shall become irrevocably due and payable (subject to the provisions of Section 5(b) hereof) on the Prepayment Date at the Prepayment Price.

(f)    No Reborrowing. No Principal Amount of this Note prepaid or repaid may be reborrowed.

(g)    Partial Prepayments. In the case of each partial prepayment of the Principal Amount of this Note, the Principal Amount to be prepaid shall be allocated among the Holders in proportion, as nearly as possible, to the Holder Percentage of each Holder as of the time of such prepayment.

6.    Payment Mechanics.

(a)    Manner of Payment. All payments of principal and interest shall be made in cash in U.S. dollars no later than 1:00 P.M. (New York City time) on the date on which such payment is due. Such payments shall be made by wire transfer of immediately available funds to each Holder’s account at a bank specified by each such Holder in writing to the Issuer from time to time.

(b)    Application of Payments. All payments shall be applied, first, to fees or charges outstanding under this Note, second, to accrued interest, and, third, to principal outstanding under this Note.

(c)     Time of Payment. If any payment on this Note becomes due on a Saturday, Sunday or other day on which commercial banks in San Francisco (CA), London (United Kingdom) or New York City (NY) are authorized or required by Law to remain closed, then such payment shall be made on the next Business Day, as defined in the Purchase Agreement, and interest shall be calculated to include such extension.

(d)    Evidence of Debt. The Issuer authorizes each Holder to make a record of the Principal Amount of this Note outstanding to such Holder from time to time and each payment or prepayment thereof. The records made by each such Holder shall, to the extent permitted by applicable Law and subject to the terms of Article 8 of the Purchase Agreement, be prima facie evidence of the existence and amounts of the obligations of the Issuer to such Holder therein recorded; provided, however, that the failure of such Holder to record such payments or prepayments, or any inaccuracy therein, shall not in any manner affect the obligation of the Issuer to repay (with applicable interest) the outstanding Principal Amount of this Note in accordance with the terms hereof.

(e)    Rescission of Payments. If at any time any payment made by any Obligor under this Note is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of such Obligor or otherwise, such Obligor’s obligation to make such payment shall be reinstated as though such payment had not been made.

7.    Taxes.

(a)	Tax Withholding.

(i)	Each Obligor shall make all payments to be made by it under this Note without any Tax Deduction, unless a Tax Deduction is required by law.

(ii)

The Issuer shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Holder accordingly. Similarly, a Holder shall notify the Issuer on becoming so aware in respect of a payment payable to that Holder.

(iii)

To the extent the Issuer makes a Tax Deduction, such amounts will be treated for all purposes as having been paid to the person in respect of whom such Tax Deduction was made, and any such amounts withheld shall be promptly remitted to the applicable tax authority.

(b)

US Withholding Tax Forms. On or prior to the date on which a Holder becomes a Party to this Note (and from time to time thereafter) upon the request of the Issuer, or on the invalidity of any previously delivered US Withholding Tax Form), such Holder shall provide to the Issuer, two (2) copies of a properly completed US Withholding Tax Form. However, no Holder shall be required to submit any US Withholding Tax Form if that Holder is not legally entitled to do so.

8.    Representations and Warranties. Each Obligor hereby represents and warrants to the Holders that:

(a)     Organization; Powers. It (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to own, lease and operate its assets and to carry on its business as now conducted, and (iii) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failure to have such qualifications would not reasonably be expected to have a Material Adverse Effect.

(b)     Authority; Enforceability. The transactions contemplated by this Note are within its corporate powers and have been duly authorized by all necessary corporate and, if required, shareholder action. This Note has been duly executed and delivered by it and constitutes a legal, valid and binding obligation of it enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(c)     Approvals; No Conflicts. The transactions contemplated by this Note (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of this Note or the consummation of the transactions contemplated hereby, except (A) such as have been obtained or made and are in full force and effect and (B) those third party approvals or consents which, if not made or obtained, would not cause a default hereunder or would not reasonably be expected to have a Material Adverse Effect, (ii) will not violate any Applicable Law or regulation or its charter, by-laws or other organizational documents or any order of any Governmental Authority, (iii) will not violate any provision of the Senior Credit Facility in effect as of the date hereof or any Alternative Facility incurred in connection with a Qualifying Spin-off Transaction and (iv) will not result in the creation or imposition of any Encumbrance on any of its property.

(d)    Compliance with Laws and Agreements. It is in compliance with all Governmental Authorizations applicable to it or its property and all agreements and other instruments binding upon it or its property except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(e)    Solvency. Immediately after giving effect to the transactions contemplated by this Note, it will not be rendered insolvent (as such term is defined in Section 3.30 of the Purchase Agreement).

(f)    No Litigation. No action, suit, litigation, investigation, or proceeding of, or before, any arbitrator or Governmental Authority is pending or threatened by or against it or any of its property or assets (a) with respect to this Note, the Guaranty, or any of the transactions contemplated hereby or thereby or (b) that would be expected to have a Material Adverse Effect on its financial condition or its ability to perform its obligations under this Note.

(g)    PATRIOT Act; Anti-Money Laundering. It is, and to its Knowledge, its directors, officers, employees, and agents are, in compliance in all material respects with the PATRIOT Act, the Beneficial Ownership Regulation, and any other applicable terrorism and money laundering laws, rules, regulations, and orders.

(h)    Anti-Corruption Laws and Sanctions. It has implemented and maintains in effect policies and procedures reasonably designed to promote compliance by it and its respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and it, its Subsidiaries and their respective officers and employees, and, to its knowledge, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions to the extent required in each relevant jurisdiction. None of (i) it or, to its Knowledge after due inquiry, any of its respective directors, officers or employees, or (ii) to its Knowledge, any of its agents that will act in any capacity in connection with or benefit from this Note, is a Sanctioned Person. None of the proceeds of this Note will be used in a manner that violates any Anti-Corruption Law or applicable Sanctions.

9.    Conditions. The obligation of the Holders to make the Principal Amount of this Note available to the Issuer shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 16):

(a)    each Holder shall have received from each party hereto a counterpart of this Note signed on behalf of such party;

(b)    each Holder shall have received from each Guarantor a counterpart of the Guaranty signed on behalf of each Guarantor;

(c)    the representations and warranties set forth in this Note shall be true and correct on and as of such date;

(d)    as of such date no Event of Default, or any event which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default, shall have occurred and be continuing;

(e)    each of the conditions set forth in Article 7 of the Purchase Agreement shall have been satisfied or waived in accordance with the terms thereof;

(f)    each Holder shall have received a favorable written opinion (addressed to each Holder and dated the Effective Date) of Baker & McKenzie LLP, counsel for the Issuer, in form and substance reasonably satisfactory to the Holders, and the Issuer hereby requests such counsel to deliver such opinion;

(g)    each Holder shall have received such documents and certificates as such Holder or its counsel may reasonably request relating to the organization, existence and good standing of each Obligor, the authorization of the transactions connected herewith and any other legal matters relating to any Obligor, this Note or such transactions, all in form and substance satisfactory to each Holder and its counsel;

(h)    an Officer’s Certificate shall have been provided by a Responsible Officer of each Obligor, in form and substance reasonably acceptable to the Required Holders, confirming compliance with the conditions set forth in Sections 8(c) and (d);

(i)    each Holder shall have received a copy of the Senior Credit Facility in effect as of such date; and

(j)    each Holder shall have received at least two (2) days prior to such date, all documentation and other information regarding the Obligors requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and Beneficial Ownership Regulation, to the extent requested in writing of the Borrower at least five (5) days prior to such date.

9.    Affirmative Covenants. Until the payment in full of all the obligations of the Issuer under or arising from this Note, each Obligor shall:

(a)    preserve, renew, and maintain in full force and effect its corporate or organizational existence and take all reasonable action to maintain all rights, privileges, and franchises necessary or desirable in the normal conduct of its business, except, in each case, where the failure to do so would not reasonably be expected to have a Material Adverse Effect;

(b)     comply with all Laws applicable to it and its business and its obligations under its material contracts and agreements, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect;

(c)     maintain in effect and enforce policies and procedures reasonably designed to achieve compliance in all material respects by each Obligor and each of its directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions;

(d)    pay, discharge, or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings, and reserves in conformity with GAAP with respect thereto have been provided on its books unless such liabilities, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect;

(e)     keep and maintain satisfactory and adequate books and records;

(f)    promptly notify the Holders after it obtains Knowledge of (i) any Proceeding brought against it that is pending and which would reasonably be expected to have a Material Adverse Effect and (ii) any default or event of default under any material Indebtedness (other than Indebtedness arising under this Note) of any Obligor;

(g)    promptly and in any event within five (5) Business Days after it obtains Knowledge that an Event of Default has occurred, notify the Holders in writing of the nature and extent of such Event of Default and the action, if any, it has taken or proposes to take with respect to such Event of Default;

(h)    deliver to each Holder, via email to [                    ] (i) a copy of any annual or quarterly financial statements and such other financial information required to be delivered to the lenders under Section 5.01 of the Senior Credit Facility substantially concurrently with the delivery thereof to such lenders, and a copy of any proposed amendment or waiver of a material term (including, without limitation, any proposed modification of a financial covenant) of any documentation for the Senior Credit Facility, (ii) at any time after a Qualifying Spin-off Transaction, all such similar information under any Alternative Facility, if any; provided that if the Issuer has not entered into an Alternative

Facility on or after the Qualifying Spin-off Transaction Date, then the Issuer shall deliver any annual report on Form-10K for any fiscal year within 90-days after the end of such fiscal year and any quarterly report on Form 10-Q for any fiscal quarter within 45 days after the end of such fiscal quarter, in each case, as filed by the Issuer (or the Ultimate Parent of the Issuer after a Qualifying Spin-off Transaction, if applicable) with the U.S. Securities and Exchange Commission; and

(i)    upon the request of a Holder, promptly execute and deliver such further instruments and do or cause to be done (including causing any Guarantor to do) such further acts as may be reasonably necessary or advisable to carry out the intent and purposes of this Note.

10.    Negative Covenants. Until the Issuer has made payment in full of all obligations of the Issuer under or arising from this Note, each Obligor shall not:

(a)    create, incur, assume or permit to exist any Relevant Indebtedness, except Permitted Indebtedness;

(b)     engage in any material line of business substantially different from those lines of business conducted by any Obligor on the Closing Date other than any business reasonably related, complementary, synergistic or ancillary thereto or reasonable extensions thereof; or

(c)     incur any Indebtedness that is contractually subordinated in right of payment to any other Indebtedness of the Issuer unless such Indebtedness is also contractually subordinated in right of payment to any amount payable under this Note on substantially similar terms.

11.    Events of Default.    The occurrence of any of the following events shall constitute an “Event of Default” hereunder:

(a)    (i)    any Obligor shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 11(b), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Obligor or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing; or

(b)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Obligor or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Obligor or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered; or

(c)    (i) if any payment of principal or interest payable to the Holders is not received by the Holders in immediately available funds on the date such payment is due and payable and, with respect to interest amounts, such failure continues unremedied for five (5) days, or (ii) if any payment of fees, expenses, indemnities or other sums payable to the Holders is not received by the Holders in immediately available funds on the date such payment is due and payable and such failure to receive payment in immediately available funds continues for a period of ten (10) days after the due date therefor; or

(d)    any Obligor fails to observe or perform (i) any covenant, condition, or agreement contained in Section 9(g) or Section 10 or (ii) any other covenant, obligation, condition, or agreement contained in this Note or the Guaranty, other than those specified in sub-paragraph (i) hereof and Section 11(c), and such failure continues for thirty (30) days of the earlier of (i) a Responsible Officer of any Obligor has Knowledge of such failure or (ii) receipt by such Obligor of written notice from the Holders of such default; or

(e)    any representation or warranty made by the Issuer to the Holders herein or by the Guarantors in the Guaranty is incorrect in any material respect on the date as of which such representation or warranty was made; or

(f)    any Obligor (i) fails to pay when due any of its Indebtedness (other than Indebtedness arising under this Note), or any interest or premium thereon, when due and such failure continues after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or (ii) fails to perform or observe any covenant, term, condition or agreement relating to any of its Indebtedness (other than Indebtedness arising under this Note) or contained in any instrument or agreement evidencing or relating thereto, or any other event occurs or condition exists, the effect of which failure or other event or condition is to cause, with the giving of notice, if required, such Indebtedness to become due prior to its stated maturity (or, in the case of any such Indebtedness constituting direct or indirect guarantees or other contingent Liabilities, to become payable), or any such Indebtedness is declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption or as a mandatory prepayment), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof; provided that, a default, event or condition described in clause (i) or (ii) of this Section 11(f) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i) and (ii) of this Section 11(f) has occurred and is continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $50,000,000; or

(g)    one or more final non-appealable judgments or decrees rendered by a court of competent jurisdiction shall be entered against an Obligor and all of such judgments or decrees shall not have been vacated, discharged, or stayed or bonded pending appeal within ninety (90) calendar days from the entry thereof; provided that, entries of judgments or decrees described in this Section 11(g) shall not at any time constitute an Event of Default unless, at such time, one or more judgments or decrees of the type described in this Section 11(g) has occurred and is continuing the amount of which exceeds in the aggregate $50,000,000; or

(h)    any material provision of this Note or the Guaranty, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of the outstanding Principal Amount on this Note, all unpaid interest accrued hereunder and all other amounts payable hereunder, ceases to be in full force and effect, or the Issuer or any other Person contests in writing the validity or enforceability of any provision of this Note or the Guaranty, or the Issuer denies in writing that it has any or further liability or obligation under this Note or the Guaranty, or purports in writing to revoke, terminate or rescind this Note or the Guaranty.

Upon the occurrence of an Event of Default, the Required Holders may, but with no obligation on any Holder to do so and without incurring any liability to the Issuer, declare by written notice to the Issuer that the outstanding Principal Amount of this Note and all unpaid interest accrued hereunder are due and payable in full, whereupon the outstanding Principal Amount of this Note and all unpaid interest accrued hereunder shall immediately be due and payable in full; provided, however, that upon the occurrence of an Event of Default comprised of any of the events described in sub-paragraph (a) or (b) of this Section 11, the outstanding Principal Amount of this Note and all unpaid interest accrued hereunder shall, automatically and without the requirement of any declaration or other action by the Holders, immediately be due and payable in full.

12.    Assignment. The provisions of this Note shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby. This Note may be assigned or transferred by each Holder to any Person, except that each of the Obligors may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Principal Holder. Any assignment or transfer of this Note by a Holder will not be effective until such assignment or transfer is recorded in the Register.

13.    The Register. The Principal Holder shall maintain a register for the recordation of the names and addresses of the Holders, and principal amounts (and stated interest) of the Note owing to each Holder pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Issuer and the Holders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Holder hereunder for all purposes of this Note. The Register shall be available for inspection by the Issuer and any Holder, at any reasonable time and from time to time upon reasonable prior notice.

14.    Setoff. If an Event of Default shall have occurred and be continuing, each of the Holders and their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held, and other obligations at any time owing, by each such Holder or any such Affiliate, to or for the credit or the account of the Issuer against any and all of the obligations of the Issuer now or hereafter existing under this Note to each such Holder or their respective Affiliates, irrespective of whether or not such Holder or Affiliate shall have made any demand under this Note and although such obligations of the Issuer may be contingent or unmatured or are owed to a branch office or Affiliate of such Holder different from the branch office or Affiliate holding such deposit or obligated on such indebtedness. The rights of each of the Holders and their respective Affiliates under this Section 13 are in addition to other rights and remedies (including other rights of setoff) that each such Holder or Affiliate may have.

15.    Severability. Whenever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under all applicable laws and regulations. If, however, any provision of this Note shall be prohibited by or invalid under any such applicable law or regulation in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such law or regulation or, if for any reason it is not deemed so modified, it shall be ineffective and invalid only to the extent of such prohibition or invalidity without affecting the remaining provisions of this Note, or the validity or effectiveness of such provision in any other jurisdiction.

16.    Waivers; Acknowledgments; Reservation of Rights and Remedies under Applicable Law. The Issuer expressly waives presentment for payment, notice of dishonor, protest, notice of protest, diligence in collection and any and all other notices and demands in connection with the delivery, acceptance, performance, default or enforcement of this Note. The Issuer acknowledges and agrees as follows:

(a)    All rights and remedies available to the Holders under applicable Law in respect of any default by the Issuer in the performance of its obligations under this Note or otherwise in respect of enforcement of this Note are reserved by the Holders.

(b)    Without limitation, the rights reserved hereunder include all rights of the Holders to receive, before the holders of shares or other interests in the equity of the Issuer, for application toward satisfaction in part or in whole of the Issuer’s obligations under this Note, assets, or the value thereof, of the Issuer upon the dissolution or bankruptcy of the Issuer or otherwise as may exist or arise under applicable Law, including without limitation the law of the jurisdiction of the Issuer’s organization or conduct of business and any federal, national, state, regional, provincial or other governmental division bankruptcy, insolvency, receivership, reorganization or similar law now or hereafter in effect. Without limiting the effect of the preceding sentence, it is the intention of the Issuer and the Holders that the Holders shall have the right to receive indefeasible payment in full of all obligations of the Issuer under or arising from this Note before the holders of shares or other equity interests of the Issuer are entitled to receive any assets, or the value thereof, of the Issuer upon the dissolution or bankruptcy of the Issuer.

(c)    No forbearance, failure or delay by the Holder in the exercise of any right or remedy under this Note or under applicable Law shall operate as a waiver thereof, and no single or partial exercise by the Holder of any such right or remedy shall preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies provided in this Note are cumulative and not exclusive of any rights or remedies provided by Law.

17.    Amendments. Neither this Note nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Issuer, the Required Holders and the Principal Holder; provided that no such agreement shall (i) result in any commitment on the part of any Holder to issue any additional notes or otherwise commit such Holder to lend without the written consent of each Holder affected thereby, (ii) other than any reduction of the Principal Amount pursuant to the terms of Article 8 of the Purchase Agreement, reduce the Principal Amount of this Note or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Holder affected thereby, (iii) postpone the scheduled date of payment of the Principal Amount of this Note, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled maturity date hereunder, without the written consent of each Holder affected thereby, (iv) alter pro rata sharing of payments required hereby to each Holder, without the written consent of each Holder, (v) change the payment waterfall provisions of Section 6(b) without the written consent of each Holder, or (vi) change any of the provisions of this Section 16 or the definition of “Required Holders” or any other provision hereof specifying the number or percentage of Holders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Holder. Any such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Any amendment necessary to change the terms of this Note or any provision hereof to effectuate the changes contemplated herein in connection with a Qualifying Spin-off Transaction (including changing the definition of “Interest Rate”) shall require only the consent of the Principal Holder and the Issuer.

18.    PATRIOT Act. The Holders hereby notify the Issuer that pursuant to the requirements of the PATRIOT Act and the Beneficial Ownership Regulation, it is required to obtain, verify, and record information that identifies the Issuer, which information includes the name and address of the Issuer and other information that will allow the Holders to identify the Issuer in accordance with the PATRIOT Act and the Beneficial Ownership Regulation, and the Issuer agrees to provide such information from time to time to the Holders at such time.

19.    Expenses; Limitation of Liability; Indemnity. The Issuer shall reimburse the Holders for all reasonable and documented out-of-pocket costs, expenses, and fees, including the reasonable fees and expenses of one counsel, incurred by the Holders from time to time in connection with (a) the administration of this Note or the Guaranty and (b) the enforcement or protection of such Holders’ rights hereunder or under the Guaranty, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of this Note or the Guaranty. To the extent permitted by applicable law none of the Obligors shall assert, and each Obligor hereby waives, any liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Note or the Guaranty; provided that, nothing in this Section 18 shall relieve each Obligor of any obligation it may have to indemnify an Indemnitee, as provided in this Section 18, against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party. The Obligors shall indemnify the Holders and their Affiliates (each, an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the performance by the parties hereto and to the Guaranty of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby, (ii) any action taken in connection with this Agreement or the Guaranty, including, but not limited to, the payment of principal, interest and fees, and (iii) any actual or prospective proceeding relating to any of the foregoing; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such Liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted primarily from the gross negligence or willful misconduct of such Indemnitee.

20.    Governing Law. All matters arising out of or relating to this Note and all of the transactions it contemplates, including its validity, interpretation, construction, performance and enforcement and any disputes or controversies arising therefrom or related thereto, shall be governed by the internal Laws of the State of New York (including section 5-1401 of the New York General Obligations Law), without giving effect to any other choice or conflict of Law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of Laws of any other jurisdiction.

21.    Jurisdiction and Service of Process.

(a)    Each of the parties (i) hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York or, solely in the event that such United States District Court does not have or will not exercise jurisdiction over such matter, any New York state court sitting in New York, New York, United States of America and, in any case, any appellate court thereof for the purpose of a Proceeding between the parties arising in whole or in part under or in connection with this Note, (ii) subject to sub-paragraph (i), hereby waives to the extent not prohibited by applicable Law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Proceeding brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other Proceeding in any other court other than one of the above-named courts, or that this Note or the subject matter hereof may not be enforced in or by such court and (iii) subject to sub-paragraph (i), hereby agrees not to commence any such Proceeding other than before one of the above-named courts.

(b)     Each of the parties hereby (i) consents to service of process in any Proceeding between or among the parties arising in whole or in part under or in connection with this Note in any manner permitted by New York Laws, (ii) agrees that service of process made in accordance with Section 11.12(b) of the Purchase Agreement or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 22 hereof or Section 11.2 of the Purchase Agreement, will constitute good and valid service of process in any such Proceeding and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Proceeding any claim that service of process made in accordance with Section 11.12(b) of the Purchase Agreement does not constitute good and valid service of process.

22.    Waiver of Jury Trial.

EACH OF THE PARTIES KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, CLAIM, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED BY THIS NOTE OR THE ACTIONS OF ANY PARTY TO THIS NOTE IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT OF THIS NOTE.

23.    Notices. All notices and other communications under this Agreement must be in writing and are deemed duly delivered when using one of the delivery methods set forth at Section 11.2 of the Purchase Agreement; provided that notices required to be sent to the Holders hereunder must be sent to each such Holder individually (and shall not be deemed delivered hereunder if sent to the Seller Representative or the Principal Holder only). Each Holder as of the date hereof shall have provided on or before the date hereof, and any assignee of an interest in this Note from a Holder shall have provided on or before the date of such assignment, to the Issuer its designated address or e-mail address and the details of the individual to whose attention any notice should be marked and each Holder may change such designated address, email or individual details from time to time by notice to the Issuer in compliance with this Section 22.

24.    Cancellation. Immediately after all principal, accrued interest, any premium and any other amounts payable hereunder at any time owed on this Note have been paid in full (including by way of reduction of the Principal Amount pursuant to the terms of Article 8 of the Purchase Agreement), this Note shall be automatically canceled and the Holders shall immediately surrender this Note to the Issuer for cancellation.

25.    Replacement. Upon receipt of evidence reasonably satisfactory to the Issuer of the loss, theft, destruction or mutilation of this Note and, in the case of any such loss, theft or destruction of this Note, upon receipt of an indemnity reasonably satisfactory to the Issuer or, in the case of any such mutilation, upon the surrender and cancellation of this Note, the Issuer, at its expense, shall execute and deliver, in lieu thereof, a new Note of like tenor and dated the date of such lost, stolen, destroyed or mutilated Note. Any Note in lieu of which any such new Note has been so executed and delivered by the Issuer shall not be deemed to be an outstanding Note and shall be deemed cancelled.

26.    Electronic Execution. Any signature to this Note may be delivered by electronic mail (including pdf) or any electronic signature complying with any applicable law, including the U.S. federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act or other transmission method and any electronic signature so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by applicable law. For the avoidance of doubt, the foregoing also applies to any amendment, extension or renewal of this Note. The Issuer hereto represents and warrants to the Holders that it has the corporate capacity and authority to execute this Note through electronic means.

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the Issuer has executed this Note effective as of the date first set forth above.

Issuer

TiVo Product Holdco LLC

By:	/s/ Paul E. Davis

Name:	Paul E. Davis
Title:	President and Secretary

[Tivo Product Promissory Note – Signature Page]

Holders

North Haven Credit Partners II, L.P.

By: MS Credit Partners II GP, L.P., its general partner

By: MS Credit Partners II GP, Inc., its general partner

By:	/s/ Ashwin Krishnan

Name:	Ashwin Krishnan
Title:	Managing Director

Starved Fixed Income Plus Fund Ltd.

By:	/s/ Fergus Healy

Name:	Fergus Healy
Title:	Authorized Signatory

Private Opportunity Fund Ltd.

By:	/s/ Fergus Healy

Name:	Fergus Healy
Title:	Authorized Signatory

[Tivo Product Promissory Note – Signature Page]

Holders

Diversified Yielding Fund SPC (TFO Corporate Finance V Segregated Portfolio).

By:	/s/ Adel Al Mangour

Name:	Adel Al Mangour
Title:	Director

Diversified Yielding Fund SPC (TFO Corporate Finance VI Segregated Portfolio).

By:	/s/ Adel Al Mangour

Name:	Adel Al Mangour
Title:	Director

Diversified Yielding Fund SPC (TFO Corporate Finance VII Segregated Portfolio).

By:	/s/ Adel Al Mangour

Name:	Adel Al Mangour
Title:	Director

Diversified Yielding Fund SPC (TFO Corporate Finance VIII Segregated Portfolio).

By:	/s/ Adel Al Mangour

Name:	Adel Al Mangour
Title:	Director

[Tivo Product Promissory Note – Signature Page]

Annex A

Holders and Holder Percentages

Holder	Principal Amount held by Holder	Holder Percentage

The allocation of the principal amount of this Note held by each Holder shall be determined by the Principal Holder on the Allocation Date in accordance with the following priorities:

first, to the Preferred Holders, a principal amount of the Note in the amount equal to the Shortfall Amount shall be allocated pro rata in accordance with their holding of the Preference Shares immediately prior to the Closing Date; and, second, to the Ordinary Holders, the remaining principal amount of this Note shall be allocated pro rata in accordance with their holding of the Ordinary Shares immediately prior to the Closing Date.

The Principal Holder shall deliver a notice on the Allocation Date to the Issuer and each other Holder, which notice shall be final, enforceable and binding on all parties absent manifest error, as to the allocation of the principal amount of the Notes in accordance with this Annex A. The allocation of the principal amount of the Notes shall occur automatically on the Allocation Date without further action by any party. For the avoidance of doubt, any interest that is accrued and unpaid as of the First Interest Payment Date shall be paid ratably to each holder of the Notes in accordance with the holdings of the principal amount of this Note as set forth in this Annex A.